Exhibit 3.1

WHEREAS, the Board of Directors desires to make certain changes to the John Bean Technologies Corporation Amended and Restated Bylaws and believes such changes are in the best interest of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that the Company’s Amended and Restated Bylaws be, and they hereby are, amended by amending and restating Article VI in its entirety to read as follows:

ARTICLE VI

OFFICERS

SECTION 6.1.     Number and Titles. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice Presidents, a Secretary, a Treasurer, and a Controller, all of whom shall be elected by the Board of Directors. The Board of Directors or the Chief Executive Officer may appoint such other officers, including one or more Vice Chairmen, Presidents of Operating Divisions, Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers as either of them shall deem necessary, who shall have such authority and perform such duties as may be prescribed in such appointment.

Any two or more offices, other than the offices of President and Secretary, may be held by the same person.

SECTION 6.2.     Tenure of Office. Officers of the Corporation shall hold their respective offices at the pleasure of the Board of Directors and, in the case of officers who were appointed by the Executive Committee or by the Chief Executive Officer, also at the pleasure of such appointing authority.

SECTION 6.3.     Duties of Officers.

(A)     Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors, of the Executive Committee and of the stockholders of the Corporation. The Chairman of the Board shall perform such other duties as may from time-to-time be assigned by the Board of Directors.

(B)     Chief Executive Officer. The Chief Executive Officer of the Corporation shall be in general charge and supervision of the affairs of the Corporation.

(C)     Vice Chairman. The Vice Chairman shall perform such duties as from time-to-time may be assigned by the Chairman of the Board or the Chief Executive Officer of the Corporation.

(D)     President. The President shall perform such duties as from time-to-time may be assigned by the Board of Directors or the Chief Executive Officer of the Corporation.

(E)     Executive Vice Presidents. Each Executive Vice President shall have such powers and shall perform such duties as may be assigned by the Chief Executive Officer of the Corporation or by the Board of Directors.

(F)     Presidents of Operations.      Each President of Operations shall have such powers and shall perform such duties with respect to the management of the Corporation’s operating business divisions as may be assigned by the Chief Executive Officer of the Corporation.

(G)     Vice Presidents.     Each Vice President shall have such powers and shall perform such duties with respect to the management of the Corporation’s business or corporate operations as may be assigned by the Chief Executive Officer of the Corporation.

(H)     Secretary. The Secretary shall attend and record all proceedings of the meetings of the Board of Directors, the stockholders, and the Executive Committee; shall be custodian of the corporate seal and affix such seal to all documents requiring the same; shall cause to be maintained a stock transfer book, and a stock ledger, and such other books as the Board of Directors may direct; shall serve all notices required by law, or by these By-Laws, or by resolution of the Board of Directors; and shall perform such other duties as pertain to the office of Secretary, subject to the control of the Board of Directors.

(I)     Assistant Secretaries. The Assistant Secretaries shall assist the Secretary in the performance of his duties, and shall perform such other duties as the Board of Directors or the Chief Executive Officer from time to time may prescribe. If at any time the Secretary shall be unable to act, an Assistant Secretary may perform his duties.

(J)     Treasurer. The Treasurer shall perform all duties commonly incident to that office (including, but without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into his hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board of Directors may authorize or direct) and, in addition, such other duties as the Board of Directors from time to time may prescribe.

(K)     Assistant Treasurers. Assistant Treasurers shall assist the Treasurer in the performance of his duties, and shall discharge such other duties as the Board of Directors or the Chief Executive Officer from time to time may prescribe.

(L)     Controller. The Controller shall be the principal accounting officer of the Corporation, and shall maintain adequate records of all assets, liabilities and transactions of the Corporation; and shall cause adequate audits of the Corporation's accounting records to be currently and regularly made; and shall perform such other duties as the Board of Directors from time to time may prescribe.

(M)     Assistant Controllers. Assistant Controllers shall assist the Controller in performance of his duties, and shall discharge such other duties as the Board of Directors or the Chief Executive Officer from time to time may prescribe.

May 13, 2014